Exhibit 3.329

State of Delaware Secretary of State Division of Corporations Delivered 10:40 AM 05/18/2010 FILED 10:25 AM 05/18/2010 SRV 100521703 – 4824595 FILE

CERTIFICATE OF FORMATION

OF

DUKENET OPCO, LLC

This Certificate of Formation of DukeNet OpCo, LLC (the “LLC”), dated May 18, 2010 is being duly executed and filed by Teresa M. O’Neill, as an authorized person, to form a limited liability company under the Delaware Limited liability Company Act (6 Del.C. 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is DukeNet OpCo, LLC.

SECOND. The address of the registered office of the LLC in the state of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Teresa M. O’Neill
Name:	Teresa M. O’Neill
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 02:25 PM 10/29/2010 FILED 02:19 PM 10/29/2010 SRV 101041627 – 4824595 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is DukeNet OpCo, LLC, a Delaware limited liability company, and the name of the limited liability company being merged into this surviving limited liability company is DukeNet Communications, LLC, a Delaware limited liability company.

SECOND: An Agreement of Merger has been approved and executed by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is DukeNet OpCo, LLC, which, upon the effectiveness of this Certificate of Merger, shall be changed to “DukeNet Communications, LLC”.

FOURTH: Article First to the Certificate of Formation of the surviving limited liability company shall be amended in its entirety as follows:

FIRST: The name of the limited liability company is “DukeNet Communications, LLC”.

FIFTH: The merger is to become effective upon filing of this Certificate of Merger.

SIXTH: The Agreement of Merger is on file at 400 South Tryon Street, Suite 29B, Charlotte, NC 28202, the place of business of the surviving limited liability company.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 29th of October, 2010.

DukeNet OpCo, LLC

By:	/s/ W. Bradley Davis
W. Bradley Davis
President

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